EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days.  Such transactions involved the purchase of Shares on the NASDAQ Global Select Market.  The prices reported below reflect the weighted average purchase price of the Shares purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of Shares and prices at which each transaction was effected.

Date	Type	Price		Shares
01/07/2013	Purchase	$5.1678	1	20000
01/08/2013	Purchase	$5.0338	2	14600
01/09/2013	Purchase	$4.9726	3	25000
01/10/2013	Purchase	$4.8513	4	20600
01/14/2013	Purchase	$5.4108	5	18500
01/15/2013	Purchase	$5.1704	6	15575
01/16/2013	Purchase	$5.1576	7	16985
01/17/2013	Purchase	$5.2391	8	17000
01/18/2013	Purchase	$5.1547	9	27500
01/22/2013	Purchase	$5.0841	10	39500
01/23/2013	Purchase	$4.9925	11	23588
01/24/2013	Purchase	$4.8982	12	49696
01/25/2013	Purchase	$5.0049	13	53000
01/28/2013	Purchase	$5.3579	14	25129
01/29/2013	Purchase	$5.3494	15	29985
01/30/2013	Purchase	$4.4030	16	18300
01/30/2013	Purchase	$5.4582	17	42790
01/31/2013	Purchase	$3.7582	18	53417
02/01/2013	Purchase	$3.8888	19	51819
02/04/2013	Purchase	$3.9152	20	105000
02/05/2013	Purchase	$3.8972	21	90959
02/06/2013	Purchase	$3.8880	22	59277
02/07/2013	Purchase	$3.8100	23	138942
02/08/2013	Purchase	$3.8792	24	85337
02/11/2013	Purchase	$4.0207	25	31159
02/12/2013	Purchase	$4.1254	26	88699

1 This transaction was executed in multiple trades at prices ranging from $5.09 – 5.20.
2 This transaction was executed in multiple trades at prices ranging from $4.96 – 5.15.
3 This transaction was executed in multiple trades at prices ranging from $4.89 – 5.10.
4 This transaction was executed in multiple trades at prices ranging from $4.72 – 4.96.
5 This transaction was executed in multiple trades at prices ranging from $5.20 – 5.50.
6 This transaction was executed in multiple trades at prices ranging from $5.09 – 5.25.
7 This transaction was executed in multiple trades at prices ranging from $5.09 – 5.26.
8 This transaction was executed in multiple trades at prices ranging from $5.20 – 5.30.
9 This transaction was executed in multiple trades at prices ranging from $5.12 – 5.18.
10 This transaction was executed in multiple trades at prices ranging from $5.04 – 5.13.
11 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
12 This transaction was executed in multiple trades at prices ranging from $4.85 – 4.98.
13 This transaction was executed in multiple trades at prices ranging from $4.93 – 5.04.
14 This transaction was executed in multiple trades at prices ranging from $5.12 – 5.43.
15 This transaction was executed in multiple trades at prices ranging from $5.26 – 5.50.
16 This transaction was executed in multiple trades at prices ranging from $4.03 – 5.01.
17 This transaction was executed in multiple trades at prices ranging from $5.04 – 5.58.
18 This transaction was executed in multiple trades at prices ranging from $3.64 – 4.00.
19 This transaction was executed in multiple trades at prices ranging from $3.70 – 3.98.
20 This transaction was executed in multiple trades at prices ranging from $3.85 – 4.05.
21 This transaction was executed in multiple trades at prices ranging from $3.88 – 3.93.
22 This transaction was executed in multiple trades at prices ranging from $3.86 – 3.90.
23 This transaction was executed in multiple trades at prices ranging from $3.78 – 3.89.
24 This transaction was executed in multiple trades at prices ranging from $3.82 – 3.90.
25 This transaction was executed in multiple trades at prices ranging from $3.88 – 4.14.
26 This transaction was executed in multiple trades at prices ranging from $4.06 – 4.14.